Highwater Ethanol, LLC

Investor Update

July 2014
Volume 6, Issue 1

Highwater Ethanol, LLC

Contact Information:

24500 US HWY 14
PO BOX 96
Lamberton, MN
56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 667-3385

E-MAIL:
info@highwaterethanol.com

www.highwaterethanol.com

Highwater Ethanol Highlights...

A message from the Highwater Ethanol, LLC CEO/GM Brian Kletscher

As I write this for our Spring/Summer newsletter we are nearing completion of our 5th year of operations at Highwater Ethanol, LLC. The ethanol/biofuels industry continues to progress in providing clean renewable fuel in the United States and worldwide. We have just completed the 2014 2nd Quarter for our fiscal year. The progress made during the first two quarters has been remarkable for profits in the ethanol industry and has allowed Highwater Ethanol the opportunity to achieve goals that were set, maintain positive net income, reduce debt and position Highwater Ethanol for refinancing its long term debt.

Highwater Ethanol, LLC fiscal 2nd Quarter ended April 30, 2014: We ground approximately 9.686 million bu of corn while producing approximately 27.472 million gallons of denatured ethanol. We have also produced approximately 64,784 tons of DDGS and approximately 23,618 tons of Modified DGS.

Comparison of Highwater Ethanol guarantee for operations and how we are operating: From an efficiencies standpoint it breaks down as follows:

	Current Operations	Guarantee
Denatured ethanol per bushel	2.84	2.8
Electricity Kw hours used per gallon	.68	.75
Natural Gas BTU used per gallon	25,150 btu	34,000 btu
Gallon of water used per gallon produced	2.15	no guarantee/projected 3 – 4

We believe these numbers will remain relatively stable as we have seen very little change over the past few years. However, the quality of corn from this past harvest in 2013 was wetter than normal and this has affected plant efficiencies as we have decreased our denatured production by approximately .04 gallons per bushel. Highwater Ethanol takes pride in the efficient production and the team we have in place to run your facility. Your excellent employees have allowed your facility to become one of the most efficient facilities in the ethanol industry. We believe that these efficiencies will provide future benefits for our investor owners.

At the 2nd Quarter ended April 30, 2014, Highwater Ethanol showed a net income of approximately $13,738,892.00, CFO Schneider will break the numbers down for you in his report.

Debt reduction for the first two quarters of fiscal year 2014 totaled approximately $10.986 million. Since the end of the 2nd quarter, we have paid an additional $3 million on long term debt for a current total of approximately $14 million. We also have great news to report in regards to refinancing the long term debt. On February 27, 2014, Highwater Ethanol refinanced its long term debt with AgStar Financial Services. This long term debt had previously been financed with First National Bank of Omaha. We would like to thank First National Bank of Omaha for being a good partner for the first 4.5 years of operations as well as being a part of our business during the building process in 2008 and 2009. We look forward to the opportunity to work with AgStar Financial Services in the future; we believe they will be a great financing partner. Current long term debt with AgStar Financial Services is approximately $16.5 million. We also continue to have our US Bank Bond long term debt in the amount of approximately $15.18 million. Further details can be reviewed in our Form 10-Q filing which is available on our website.

We are currently projecting net income for the fiscal year. With that said, Highwater Ethanol's focus remains on debt reduction. This is the direction of the Highwater Ethanol Board of Governors and Highwater Ethanol Management. We believe this focus will allow Highwater Ethanol to remain competitive for years to come.

Industry Information: As I have stated in prior newsletters, the ethanol industry is a maturing industry and will continue to have its growing pains. We at Highwater Ethanol, LLC are doing our best for you to ensure that we are ready for the future.
Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with MN Bio Fuels Association to promote ethanol use and we are working to finally move E15 forward in the State of Minnesota. We have recently become members of the Renewable Fuels Association and American Coalition for Ethanol. Both of these entities do a great job in representing the ethanol industry at the Federal level.

Highwater Ethanol and Butamax: As all of you know a Letter of Intent was signed with Butamax in order to explore the potential of biobutanol production with Butamax. This process led to the execution of definitive agreements with Butamax in regards to Phase 1 of their technology, which is the installation and leasing of a corn oil separation system. We have installed this patented technology and started operation of the oil extraction equipment in mid April 2014. Highwater Ethanol continues to work towards definitive agreements related to Phase 2 which is dependent on the execution of separate documents for biobutanol production at our plant. We believe this will fit well into our long term plan and are excited about the opportunity to be on the cutting edge of advanced biofuels production which is expected to fit very well with the current ethanol industry. The production of biobutanol is expected to allow operations to remain consistent with our business model and to produce a renewable bio fuels with the efficiencies on which we currently pride our ethanol production. We anticipate that we will be working with Butamax to develop definitive agreements for Phase 2 in the next year for the potential installation of their biobutanol technology.

Our Mission Statement: To successfully build and operate an ethanol facility, which will be profitable to our investor owners, while contributing to the economic growth in the region. Every time your Board of Governors meets this Mission Statement is in front of them and remains a focus of your management team. We will do our BEST to make you, our member owners, proud of Highwater Ethanol, LLC.

Highwater Ethanol web site: Take a look at the web site and make it your "go to" place to catch the markets or information on Highwater Ethanol.

Our management team in place consists of: Luke Schneider, CFO, Greg Bergeron, Plant Manager, Tom Streifel, Risk/Commodity Manager, Chad Altermatt, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, Lab Manager, Shane Rasset, and EHS Manager. We have positioned our team to be successful in the ethanol industry.

From our Board of Governors and the employees at Highwater Ethanol, LLC we wish everyone a safe Summer! We will take care of the present as we focus on the FUTURE!

Brian Kletscher, CEO
Highwater Ethanol, LLC



This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as "may," "will," "should," "anticipate," "believe," "expect," "plant," "future," "intend," "could," "estimate," "predict," "hope," "potential," "continue," or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission ("SEC").

Changes in our business strategy, capital improvements or development plans; Changes in plant production capacity or technical difficulties in operating the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; Competition in the ethanol industry and from alternative fuel additives; Lack of transportation, storage and blending infrastructure preventing ethanol from reaching high demand markets; Volatile commodity and financial markets; and the results of our hedging transactions and other risk management strategies.

Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communications. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.

The Financial Insights with CFO, Luke Schneider

Welcome to Summer 2014! Highwater has the first six months of our fiscal year behind us and what a six months it's been. We experienced some of the best margins we have seen since we began operations in 2009. Our Net Income for the six month period was over $13.7 million. This level of earnings has allowed us to make substantial payments towards our debt reduction.

Highwater has reduced its Term Debt by over $14 million since our Fiscal Year End, October 31, 2013. This is ahead of our previous expectations, which is a result of ethanol crush margins, plant operations and in connection with the refinancing of our term debt.

Highwater did complete installation of our corn oil extraction system during the second quarter. This will provide us with another revenue stream and we anticipate that it will help further enhance our margins. We continue to focus on margin improvement opportunities and optimal plant performance. This is expected to aid our debt reduction and our overall Company stability.

Below is a breakdown of Statement of Operations for both the 1st and 2nd Quarter individually and in total for the six month period. Further detail regarding our financial performance can be found in our Form 10-Q filings that are available through our website.

Statement of Operations

	Three Months Ended January 31, 2014 (Unaudited)	Three Months Ended April 30, 2014 (Unaudited)	Six Months Ended April 30, 2014 (Unaudited)
Revenues	$ 38,587,712	$ 32,042,415	$ 70,630,127
Cost of Goods Sold	29,387,379	24,997,601	54,384,980
Gross Profit	9,200,333	7,044,814	16,245,147
Operating Expenses	648,843	550,507	1,199,350
Operating Profit	8,551,490	6,494,307	15,045,797
Other Expense	(797,948)	(508,957)	(1,306,905)
Net Income	$ 7,753,542	$ 5,985,350	$ 13,738,892
Weighted Average Units Outstanding	4,953	4,953	4,953
Net Income (Loss) Per Unit	$ 1,565.42	$ 1,208.43	$ 2,773.85

Have a Great Summer!

Sincerely,

Luke Schneider
CFO



Greetings from the Plant employees! Since coming to Highwater in May of 2011, we increased our production rate per year from 54.6 mgpy {million gallon per year} to 57.75 mgpy rate. We are always reviewing and evaluatin opportunities to raise production rates even further. During this past spring we completed our 9th maintenance shutdown; during the shutdown we updated the software and hardware that we utilize to operate the ethanol plant. We also utilized this maintenance shutdown to replace components due to normal operational wear. Doing this during a scheduled shutdown helps maintain productivity.

In April, the Butamax Oil Extraction technology build process was completed. We came online with the oil separation unit in mid-April. It is running extremely well. We will continue tweaking on the system to gain its maximum efficiency. I am confident as we progress with this system we will continue to improve operationally and efficiently.

This past winter proved to be a challenge in regards to the very cold temperatures. We were fortunate to not have any major mechanical or operational issue during this period. I tip my hat on the good job by our employees to keep things running smoothly during this time of extreme temperatures. Due to the extreme temperatures and increase in all rail car movement, we experienced difficultly in ethanol railcar availability. We made it through with minor production interruptions.

In the past month our Operations/Production Manager Matt Lenning resigned. We were fortunate to have a few internal candidates for this position. Chad Altermatt has accepted the position as Operations/Production Manager. Chad has experience in plant operations, boilers operations and water treatment.

I am hoping for a good corn crop this year even with all the extra rain. We will continue doing our best to keep the plant running safely, smoothly and profitable for our investors.



Have a safe summer!

Thank you!
Greg Bergeron

Minnesota Department of Agriculture Commissioner David Fredrickson visited Highwater Ethanol on January 7, 2014. He was on a tour promoting a letter writing campaign to the Environmental Protection Agency regarding the proposed reductions in the ethanol mandate to the Renewable Fuels Standard.



Left to Right: Mike Landuyt, Charlie Poster, Brian Kletscher, David Fredrickson, George Goblish, Ron Fagen.

Also addressing the crowd of Highwater Ethanol employees and investors were Highwater Ethanol CEO Brian Kletscher, Fagen Inc., CEO Ron Fagen, Deputy Ag Commissioner Charlie Poster, Mike Landuyt, MN Cattlemen's Association Feeder Council Chairman and George Goblish, MN Soybean Growers Association President.

Commodity Talk with Tom Streifel

From the Commodity Desk



It is getting to be late June and the crops in the Lamberton, MN region look about as good as it gets. We hope there are some timely rains in July and August thus we can finally witness corn's yield potential from the improved genetics and farming practices.

Quite often there is a story circulating in the media that tends to distort reality. Recently a story authored by the Environmental Working Group came out and once again chastised ethanol via claiming US farmers have drained the prairie potholes and tilled the native soils all to produce corn for ethanol. Their claim was the extra tilling released carbon
into the atmosphere, thus ethanol was bad to the environment. Some actual facts to counter this silliness; according to U.S. National Ag Statistics total US cropped area has not changed much over the past three decades with total planted area roughly 341 million acres. Increased corn area has come at the expense of other crops such as hay, wheat, cotton and sorghum etc. The EWG story was geared toward capturing the sympathy and emotions of wildlife and other groups to sway Congress and the EPA to reduce the amount of ethanol blended in gasoline. Reality check again; plants use CO_2, thus increased vegetation helps to neutralize carbon emissions from tillage.

Another fault in the theory that ethanol uses too much food; first how much corn do you eat? It seems there are groups who think we can have cheap prices and still see global production rise sufficiently to feed a constantly expanding world population. Looking back to the days of Counter-Cyclical and Loan deficiency payments of 2000-2005, world consumption exceeded production 5 of the six years. Plus Uncle Sam was sending billions to US farmers. * Now enter the bio fuels era and rising prices; according the USDA, since 2006 through 2014, world production of wheat, coarse grains and rice expanded by 23% and carryout increased in 7 of the 8 years. The US has never had a food shortage, but other parts of the world do. Simple economics, you need to raise the price if you need more supply. Also as I write this, crude oil is rallying due to the tensions in the Middle East. Washington DC is again mulling over what should be our military response. Have we not demonstrated enough times the real cost of securing energy for this country. We have never yet deployed a national guard to defend an ethanol plant. So my conclusion to the author of the EWG story and all who bought into that theory; say hi to the Easter Bunny when you see him.

**Sources: www.nass.usda.gov; www.usda.gov/oce (OCE = Office of Chief Economist)*

HIGHWATER ETHANOL, LLC
24500 US HIGHWAY 14
PO BOX 96
LAMBERTON, MN 56152

Have a great Summer from the Highwater Ethanol Board of Directors, Management and Staff!